IOWA-ILLINOIS GAS AND ELECTRIC COMPANY

       COMPENSATION DEFERRAL PLAN FOR DESIGNATED OFFICERS

                          October 1993


    I.  ESTABLISHMENT

        Iowa-Illinois Gas and Electric Company, an Illinois corporation (the "Company"), hereby amends and restates the Company's Compensation Deferral Plan for Principal Officers as the Company's Compensation Deferral Plan for Designated Officers (the "Plan"), effective as of
        July 1, 1993.

   II.  PURPOSE

        The purpose of the Plan is to enable the Company and its subsidiaries to attract, retain, and motivate executives of outstanding competence by providing, among other benefits, the opportunity to defer a portion of their Total Cash Compensation. The Plan permits each Participant to custom design his or her individual level of retirement income.

  III.  CONSTRUCTION

        Section 3.1.  Definitions.  Whenever used herein, the
        following terms shall have the respective meanings set forth below:

        (a) "Board" means the Board of Directors of the Company.

        (b) "Cause" shall mean a Participant's discharge from the employment of the Company because the Participant willfully engages in conduct, or lack thereof, that is demonstrably and materially injurious to the Company, its business reputation, or financial structure. Determination of "Cause" shall be made by the Committee in the exercise of good faith and reasonable judgment and approved by the Board.

        (c)  "Change in Control" means either:

             (i) Approval by the shareholders of the Company of a plan of merger, consolidation, or reorgani-zation of the Company unless at least sixty percent (60%) of the members of the board of directors of the corporation resulting from such merger, consolidation, or reorganization were members of the Incumbent Board; or

             (ii) The occurrence of any other event that is
                  designated as being a "Change in Control" by a majority vote of the directors of the Incumbent Board, who are not also employees of Iowa-Illinois Gas and Electric Company.

        (d) "Change-in-Control Benefit" means, with respect to each Participant, his or her Early Retirement Benefit, computed as of the effective date of his or her Qualifying Termination as though such Participant were age fifty-five (55) at such time, or his or her actual age if greater. If a Participant is age sixty-five (65) or older upon the effective date of Qualifying Termination, his or her "Change-in-Control Benefit" shall equal his or her Normal Retirement Benefit.

        (e) "Code" means the Internal Revenue Code of 1986, as amended.

        (f) "Committee" means an Administrative Committee comprised of Company employees selected by the President of the Company and approved by the Board to administer the Plan pursuant to Article IV.

        (g) "Deferred Compensation" means the amount of Total Cash Compensation which such Participant and the Committee mutually agree shall be deferred in any given Plan Year in accordance with the provisions of the Plan.

        (h) "Designated Officer" is an officer of the Company or its subsidiaries who has been authorized by the Board to participate in the Plan.

        (i) "Disability" means a Termination of Services resulting from a total and permanent disability of a Participant, within the meaning of Section 22(e)(3) of the Code, as a result of a medically determinable physical or mental impairment which renders such Participant unable to engage in any substantial gainful employment, and which can be expected to continue for an indefinite duration. Such Disability shall be determined by the Committee in the exercise of good faith and reasonable judgment in reliance on competent medical advice from one or more qualified individuals selected by the Committee.

        (j) "Disability Benefit" means, with respect to each Participant, his or her Early Retirement Benefit computed as though such Participant were age fifty-five (55) or such Participant's actual age if greater. If a Participant is age sixty-five (65) or older at the date of Termination of Services, "Disability Benefit" means his or her Normal Retirement Benefit.

        (k)  "Early Retirement Benefit" means:

             (i) For deferrals made by a Participant prior to January 1, 1994, his or her Normal Retirement Benefit reduced by a cumulative percentage, based upon his or her actual age on the effective date of Termination of Services with the Company, as follows:

                  Age of Participant      Percentage Reduction
                   Upon Termination      for Each Year Prior to
                      of Services       Normal Retirement Age 65

                  65 or more                        0%
                  55 to less than 65                4%

                  The cumulative percentage reduction is such that a Termination of Services at age fifty-five (55) would result in a forty percent (40%) reduction in the Normal Retirement Benefit [i.e., ten (10) years at four percent (4%)].

             (ii) For deferrals made by a Participant after
                  December 31, 1993, his or her Normal
                  Retirement Benefit reduced by a cumulative percentage, based upon his or her actual age on the effective date of Termination of Services with the Company, as follows:

                  Age of Participant      Percentage Reduction
                   Upon Termination      for Each Year Prior to
                      of Services       Normal Retirement Age 65

                  65 or more                        0%
                  62 to less than 65                4%
                  50 to less than 62                6%

                  This reduction is cumulative such that a Termination of Services at age fifty-five (55) would result in a fifty-four percent (54%) reduction in the Normal Retirement Benefit [i.e., three (3) years at four percent (4%), plus seven (7) years at six percent (6%)].

        (l) "Early Retirement" means, with respect to each Participant, the effective date of Termination of Services of such Participant other than because of death, Disability, Cause, or Qualifying Termination after such Participant has attained age fifty (50) for deferrals made after December 31, 1993, and age fifty-five (55) for deferrals made prior to January 1, 1994, but in all cases prior to such Participant's Normal Retirement Date.

        (m) "Early Retirement Date" means the first day of the month next following the date of Early Retirement.

        (n)  "Effective Date" means April 26, 1991.

        (o) "Eligible Employee" means a Designated Officer of the Company, as further provided in Article V.

        (p)  "ERISA" means the Employee Retirement Income
             Security Act of 1974, as amended from time to time, or any successor thereto.

        (q) "Incumbent Board" means the members of the Board on April 26, 1991. For this purpose, an individual who becomes a member of the Board subsequent to April 26, 1991 and who has been nominated for election by the Company's shareholders and by resolution adopted by a vote of at least two-thirds of the directors then comprising the Incumbent Board at a duly convened meeting thereof shall be deemed to be a member of the Incumbent Board.

        (r) "Normal Retirement Benefit" means a benefit provided under the Plan in an amount determined by the Committee prior to the beginning of each Plan Year, payable as described herein upon a Participant's Normal Retirement Date, based upon:
             (i) the amount of Total Cash Compensation deferred by such Participant in such Plan Year; (ii) the age of such Participant at the time of making each deferral; and (iii) the Rate of Return pertaining to each deferral as established by the Committee for each Plan year in which a deferral is made.

             Table I attached to this document, entitled "Iowa-Illinois Revised Benefit Table," specifies the Normal Retirement Benefit amount for deferrals made in the Plan year beginning January 1, 1991 and each Plan Year thereafter until such table is revised by action of the Committee.

        (s) "Normal Retirement" means, for each Participant, the Termination of Services of such Participant upon attaining age sixty-five (65) years.

        (t) "Normal Retirement Date" means the first day of the month next following the date of Normal Retirement.

        (u) "Participant" means an Eligible Employee who has been approved by the Board, or a retired individual who has a vested accrued benefit under the Plan, as specified in Section 5.2.

        (v) "Participation Agreement" means the agreement executed by an Eligible Employee and the Committee which identifies the amount of Deferred Compensation for such Eligible Employee for a given Plan Year pursuant to the Plan, such Agreement to be in such form as may be determined by the Committee.

        (w)  "Plan Year" means the calendar year beginning
             January 1 and ending December 31.

        (x) "Qualifying Termination" means a Termination of Services of a Participant within twenty-four (24) full calendar months immediately after a Change in Control either: (i) involuntarily for any reason or (ii) voluntarily, provided that such Participant has furnished six (6) full months prior written notice of his or her intent to voluntarily terminate employment to the President of the corporation resulting from such Change in Control.

        (y) "Rabbi Trust" means a grantor trust, within the meaning of Sections 671-678 of the Code, established by the Company for the benefit of the Participants, both active and retired, and the Participants' designated beneficiaries, as specified in Article VIII.

        (z) "Rate of Return" means the rate of interest that will be earned on Deferred Compensation made under the Plan in the event a Participant experiences a Termination of Services which results in the payment of Normal Retirement Benefits, Early Retirement Benefits, Survivor Benefits, or Disability Benefits, such Rate of Return to be established prior to the beginning of each Plan Year by the Committee, in its sole discretion, and disclosed to the Participants at such time.

             Table I attached to this document, entitled "Iowa-Illinois Revised Benefit Table," specifies the Rate of Return for Deferred Compensation in the Plan Year beginning January 1, 1991, and each Plan Year thereafter until such Rate of Return is revised by action of the Committee.

        (aa) "Survivor's Benefit" means the benefit payable to a Participant's designated beneficiary or estate under the Plan, as specified in Section 7.5(a), in the event of such Participant's death prior to the commencement of the payment of any benefit hereunder. Table I attached, entitled "Iowa-Illinois Revised Benefit Table," specifies the Survivor's Benefit amount for deferrals made in the Plan Year beginning January 1, 1991 and each Plan Year thereafter until such table is revised by action of the Committee.

        (bb) "Termination of Services" means the severing of a Participant's employment with the Company for any reason.

        (cc) "Total Cash Compensation" means the amount payable to a Participant by the Company as an annual salary, without regard to deferrals.

        Section 3.2.  Gender and Number.  Unless otherwise
        required by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular; and the singular shall include the plural.

        Section 3.3. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

   IV.  ADMINISTRATION

        Section 4.1. The Committee. The Plan shall be administered within the guidelines contained in this
        Article IV by an Administrative Committee comprised of Company employees selected by the President of the Company and approved by the Board. The Committee may delegate the responsibility of performing ministerial acts to such administrative agents as it shall deem advisable or desirable to carry out the purpose of the Plan.

        Section 4.2. Authority of the Committee. Subject to ratification by the Board, the Committee shall have the power to construe and interpret the Plan and any agreement or instrument entered into hereunder; to prescribe, amend, or waive rules and regulations for the Plan's administration; and to make any other determination which may be necessary or advisable for the Plan's administration. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent reasonable to effect its purpose.

        The manner of investment of Deferred Compensation hereunder shall be in the sole discretion of the Committee. The Company may elect to insure the lives of Participants, in which case Participants must agree to undergo physical examinations and otherwise cooperate in obtaining such insurance as a condition precedent to participation in the Plan. Any such life insurance policies shall be owned by and considered a general asset of the Company. Subject to Section 8.2, no Participant or designated beneficiary shall have any rights to or interest in or shall be entitled to any benefits under such policies.

        Section 4.3. Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan, as ratified by the Board, and all related orders or resolutions of the Board, shall be final, conclusive, and binding on all persons, including the Company, its shareholders, employees, the Participants and their estates and designated beneficiaries.

        The Board shall have the full power to amend or terminate the Plan at any time prior to the occurrence of a Change in Control.

    V.  ELIGIBILITY AND PARTICIPATION

        Section 5.1.  Eligibility.  All Designated Officers
        shall be eligible to participate in the Plan.

        Section 5.2. Participation. Upon approval by the Board, Eligible Employees shall be notified of their ability to elect to make deferrals under the Plan. Upon receiving notification of eligibility, and at the beginning of each Plan Year thereafter, each Eligible Employee desiring to become a Participant under the Plan must complete and return to the Company a Participation Agreement, as described in section 6.2, before any deferrals can be made under the Plan.

        Retired individuals who have a vested accrued benefit under the Plan will also be considered to be Participants.

        Section 5.3. No Employment Guarantee. Neither the existence of the Plan nor any action taken hereunder shall be construed as giving a Participant the right to be retained as an employee of the Company for any period.

   VI.  DEFERRAL OPPORTUNITY

        Section 6.1. Amount Which May Be Deferred. For the 1992 and 1993 Plan Years, each Participant may defer twenty five percent (25%) of his or her Total Cash Compensation. For each Plan Year beginning thereafter, each Participant may defer a maximum of fifteen percent (15%) of his or her Total Cash Compensation.

        The Committee may establish, from time to time, a minimum level of Total Cash Compensation which may be deferred hereunder in any Plan Year.

        Section 6.2. Participation Agreement. Each Eligible Employee shall identify the amount of Deferred Compensation in any Plan Year by the execution of a Participation Agreement prior to the beginning of such Plan Year. A Participation Agreement shall be sent to each Eligible Employee by the Committee at least fifteen
        (15) calendar days prior to the beginning of each Plan Year. The amount of Deferred Compensation shall reduce the Total Cash Compensation otherwise payable to such Eligible Employee during such Plan Year by ratably deducting an equal amount from the Participant's salary for each pay period.

        Such Participation Agreement shall remain in effect for the entire Plan Year unless earlier amended or modified pursuant to Section 6.3.

        Section 6.3. Modification of Deferral During Plan Year. The Committee, in its sole discretion, may permit prospective modifications to a Participation Agreement for the remainder of a Plan Year, but only for the purpose of decreasing or terminating the amount to be deferred.

        A request to decrease or terminate the amount to be deferred under a Participation Agreement shall be submitted by a Participation agreement shall be submitted by a Participant in writing to the Committee and shall set forth in detail the reasons for the requested modification. If a modification shall be granted by the Committee, such modification shall be effective for the balance of the Plan Year to which such Participation Agreement relates.

  VII.  BENEFITS

        Section 7.1. Benefits Upon Normal Retirement. Upon a Participant's Normal Retirement, the Company shall pay to such Participant, as compensation for services rendered prior to such date, his or her Normal Retirement Benefit in equal monthly installments commencing on the Normal Retirement Date and continuing on the first day of each month thereafter during the lifetime of such Participant.

        Section 7.2. Benefits Upon Early Retirement. Upon a Participant's Early Retirement, the Company shall pay to the Participant, as compensation for services rendered prior to such date, his or her Early Retirement Benefit in equal monthly installments commencing on the Early Retirement Date and continuing on the first day of each month thereafter during the lifetime of such Participant.

        Section 7.3. Benefits Upon Disability. Upon a Participant's Termination of Services for Disability, the Company shall pay to the Participant, as compensation for services rendered prior to such date, a Disability Benefit in equal monthly installments commencing on the first day of the month following the date of Termination of Services due to such Disability and continuing on the first day of each month thereafter until the first day of the month following such Participant's attaining his or her Normal Retirement Date, at which time the Company shall commence paying his or her Normal Retirement Benefit.

        Section 7.4. Benefits Upon a Qualifying Termination. After a Participant's Qualifying Termination, the Company shall pay to the Participant, as compensation for services rendered prior to such date, his or her Change-in-Control Benefit, payable in equal monthly installments commencing on the later of: (i) the first day of the month next following the effective date of the Qualifying Termination; or (ii) the first day of the month next following the date that the Participant achieves age fifty-five (55); and in all cases, continuing on the first day of each month thereafter during the lifetime of the Participant.

        Section 7.5. Benefits Upon Death. Upon a Participant's death, the Company shall pay to such Participant's designated beneficiary or estate, as appropriate, the following benefit:

        (a) Death Prior to Commencement of Benefits. If a Participant dies prior to commencement of the payment of any benefit hereunder, the Company shall pay to such Participant's designated beneficiary or estate the Survivor's Benefit in one hundred eighty
             (180) equal monthly installments commencing on the first day of the month following such date of death and receipt of a death certificate by the Company and continuing on the first day of each month thereafter until one hundred eighty (180) payments have been made.

        (b) Death After Commencement of Benefits. If a Participant dies after commencement of the payment of any benefits hereunder (but prior to receiving one hundred eighty (180) such payments), the Company shall continue the payment of his or her Normal Retirement Benefit, Early Retirement Benefit, Disability Benefit or Change-in-Control Benefit to his or her designated beneficiary or estate until a total of one hundred eighty (180) payments (including those previously paid to the Participant) have been made.

             Following a Participant's death, in the event the Participant's beneficiary dies before receiving the remainder of the one hundred eighty (180) of the above described Normal Retirement Benefit, Early Retirement Benefit, Disability Benefit or Change-in-Control Benefit payments, the then remaining payments shall be paid to the beneficiary's estate in equal monthly installments until the one hundred eighty (180) payments have been made or, in the event the beneficiary is a spouse, to the beneficiary of the spouse as elected pursuant to the beneficiary election form.

        (c) Payment by the Company of the benefit in Section 7.5(a) or (b) shall relieve the Company of the obligation to pay a Normal Retirement Benefit, an Early Retirement Benefit, a Disability Benefit, or a Change-in-Control Benefit or any other benefit which the Participant might have otherwise received under the Plan.

        Section 7.6. Benefits Upon Termination for Cause. Upon a Participant's Termination of Services for Cause, the Company shall pay, as compensation for services rendered prior to such date and in complete fulfillment of all its obligations under the Plan, an amount equal to the aggregate of all of such Participant's Deferred Compensation hereunder, together with interest compounded annually on all such deferrals at five percent (5%) per annum from the respective dates of such deferrals. Such amount shall be paid in a lump sum as soon as administratively practicable, but in no event later than January 31 of the year following the date of such Termination of Services.

        Section 7.7. Benefits Upon Other Termination of Services. Upon Termination of Services prior to a Participant's Normal Retirement Date for any reason other than death, Disability, Early Retirement, Qualifying Termination, or Cause, the Company shall pay to such Participant such Participant's total Deferred Compensation previously deferred hereunder with interest compounded annually on all such deferrals (beginning with the dates of such deferrals and continuing until paid to such Participant). Interest shall be at the prime lending rate, as determined and adjusted by the Committee on a basis no less frequent than annually.

        The payment of such amount shall be made in a lump sum as soon as administratively practicable, but in no event later than January 31 of the year following the date of such Termination of Services.

        Section 7.8. General Payout Restrictions. No benefits will be paid under this Plan prior to the actual
        Termination of Services of the Participant.

 VIII.  INDIVIDUAL ACCOUNTS AND THE RABBI TRUST

        Section 8.1. Establishment of a Rabbi Trust. After the Effective Date, the Company shall establish a revocable Rabbi Trust for the benefit of the Participants, both active and retired. The Rabbi Trust shall have an independent trustee, selected by the Company, and it shall contain restrictions on the Company's ability to amend or terminate any of the terms thereof after the Rabbi Trust shall become irrevocable as provided in section 8.2.

        All assets held in the Rabbi Trust (while revocable or irrevocable) shall at all times be specifically subject to the claims of the Company's general creditors in the event of bankruptcy or insolvency; such terms shall be specifically defined within the provisions of the Rabbi Trust, along with a required procedure for notifying the Trustee of any such bankruptcy or insolvency.

        Section 8.2.  Causing the Trust to Become Irrevocable.
        The instrument establishing the Rabbi Trust shall provide that the Rabbi Trust shall be revocable until the occurrence of either of the following:

        (i)  A Change in Control; or

        (ii) A majority vote by the Incumbent Board to make the Rabbi Trust irrevocable.

        Section 8.3. Payment of Benefits from the Trust. The Company shall be primarily obligated to pay all benefits of Participants under the Plan, whether the Rabbi Trust is revocable or irrevocable at the time. In the event the Company fails to fulfill any such obligation hereunder in a timely manner, the Trustee shall be empowered, under the terms of the Rabbi Trust, to either cash in the related life insurance policies or to borrow against the policies, to the extent necessary to pay past due benefits directly from the Trust.

   IX.  BENEFICIARY DESIGNATION

        Section 9.1. Designation of Beneficiary. Each Participant shall be entitled to designate one or more beneficiaries by filing a signed, written notice of such designation with the Committee, in a form as the Committee may prescribe. A Participant may revoke or modify a beneficiary designation at any time by filing a new beneficiary designation form with the Committee.

        Section 9.2. Payment to a Participant's Estate. A Participant's beneficiary designation shall be deemed automatically revoked in the event all designated beneficiaries predecease such Participant or, if the sole beneficiary is such Participant's spouse, in the event of dissolution of marriage. In such event, or in the event a Participant does not designate a beneficiary, the benefits under Section 7.5 shall be paid to such Participant's estate.

    X.  MISCELLANEOUS

        Section 10.1. Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide benefits to a "select group of management or highly compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA and, therefore, is further intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Committee may terminate the Plan for any or all Participants in order to achieve and maintain this intended result, provided that previously accrued benefits hereunder shall not be reduced or otherwise adversely affected without the written consent of all affected Participants.

        Section 10.2. Withholding. The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy Federal, state, and local tax withholding tax requirements, or to deduct from any or all payments made pursuant to the Plan amounts sufficient to satisfy such withholding tax requirements.

        Section 10.3.  Costs of the Plan.  All costs of
        implementing and administering the Plan shall be borne by the Company.

        Section 10.4. Nontransferability. Neither the Participants nor any designated beneficiary shall have the right to sell, assign, transfer, or otherwise convey the right to receive any payment hereunder; nor shall any such payment be subject to attachment, garnishment, levy, pledge, bankruptcy, or any other manner or kind of execution in connection with any claim against the Participants or any designated beneficiary thereof.

        Section 10.5. Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the direct or indirect result of a merger, consolidation, or reorganization involving the Company or the purchase or other acquisition of all or substantially all of the business and/or assets of the Company.

        Section 10.6. Address of Participant or Beneficiary. Each Participant shall keep the Company apprised of his or her current address and that of any designated beneficiary during his or her participation in the Plan. Upon the death of a Participant, any beneficiaries entitled to receive benefit payment under the Plan shall keep the Company apprised of their current address until the entire amount to be distributed has been paid.

        Section 10.7.  Applicable Law.  To the extent not
        preempted by Federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Illinois.

                 Officers' Deferred Compensation
               IOWA-ILLINOIS REVISED BENEFIT TABLE

                             TABLE 1
                  ASSUMES ONE $10,000 DEFERRAL

          ANNUAL      15 YRS
         RETIRE-     CERTAIN      ANNUAL       TOTAL       RATE
           MENT       TOTAL      SURVIVOR    SURVIVOR       OF
   AGE   BENEFIT     BENEFIT     BENEFIT     BENEFIT     RETURN


    30    48,250     723,750      25,000     375,000     11.00%
    31    45,170     677,550      23,908     358,620
    32    42,288     634,320      22,864     342,960
    33    39,590     593,850      21,866     327,990
    34    37,064     555,960      20,912     313,680
    35    34,700     520,500      20,000     300,000     11.60%
    36    32,097     481,455      19,126     286,890
    37    29,690     445,350      18,291     274,365
    38    27,464     411,960      17,493     262,395
    39    25,404     381,060      16,729     250,935
    40    23,500     352,500      16,000     240,000     12.20%
    41    21,509     322,635      15,348     230,220
    42    19,688     295,320      14,724     220,860
    43    18,021     270,315      14,125     211,875
    44    16,496     247,440      13,550     203,250
    45    15,100     226,500      13,000     195,000     12.80%
    46    13,671     205,065      12,128     181,920
    47    12,379     185,685      11,315     169,725
    48    11,208     168,120      10,557     158,355
    49    10,149     152,235       9,849     147,735
    50     9,190     137,850       9,190     137,850     13.40%
    51     8,329     124,935       8,329     124,935
    52     7,550     113,250       7,550     113,250
    53     6,844     102,660       6,844     102,660
    54     6,203      93,045       6,203      93,045
    55     5,624      84,360       5,624      84,360     14.50%
    56     4,956      74,340       4,956      74,340
    57     4,368      65,520       4,368      65,520
    58     3,850      57,750       3,850      57,750
    59     3,394      50,910       3,394      50,910
    60     2,992      44,880       2,992      44,880     15.00%
    61     2,601      39,015       2,601      39,015
    62     2,262      33,930       2,262      33,930
    63     1,967      29,505       1,967      29,505
    64     1,711      25,665       1,711      25,665
    65     1,487      22,305       1,487      22,305


    12/21/92